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EXHIBIT 10.13              CLINICAL TRIALS AGREEMENT
                   between Vion Pharmaceuticals, Inc. and the
                 Division of Cancer Treatment and Diagnosis, NCI
                         for the Clinical Development of
     3-Aminopyridine-2-Carboxaldehyde Thiosemicarbazone (3-AP, Triapine'r')

                                  INTRODUCTION

The Division of Cancer Treatment and Diagnosis (DCTD), National Cancer Institute
(NCI), recognizes the importance of the pharmaceutical industry in the clinical development of new anti-cancer agents. DCTD wishes to foster collaboration with industry whenever possible. As part of its mission to improve cancer care, DCTD shares with industry the important goal of defining the contribution of a new drug or biologic in the treatment of cancer. DCTD therefore recognizes and supports the need of a private sponsor to focus at the appropriate time on clinical trials which lead to a New Drug Application (NDA) or a Biologics License Application (BLA) since an NDA and a BLA, once approved, are the vehicles through which new anti-cancer therapies become widely available to cancer patients. Thus DCTD considers it appropriate for the investigators sponsored by DCTD to do clinical trials of interest to, and partially supported by a pharmaceutical firm, provided that the trials have scientific merit and are consistent with the overall goals of the investigators and DCTD.

Inasmuch as DCTD coordinates a large volume of clinical research with new anti-cancer agents, industry recognizes DCTD's need to be aware of industry's plans for the clinical development of new agents of mutual interest, particularly if a pharmaceutical firm wishes to utilize the resources of the DCTD-supported clinical trials mechanism. Industry also recognizes the necessity of preserving the spirit of free and open inquiry among clinical investigators.

                                    AGREEMENT

The following statement serves as the basis for the co-development of 3-Aminopyridine-2-Carboxaldehyde Thiosemicarbazone (3-AP, Triapine'r') by Collaborator and DCTD.

Article 1.  Definitions

"Adverse Event" means an adverse clinical event as defined under 21 CFR 312.32 IND Safety Reports and other applicable Federal Regulations. NCI shall establish and maintain records and make reports to the FDA for the following Adverse
Events: (1) all serious, unexpected adverse events, (2) any significant increase in the frequency of serious expected adverse events, and (3) any significant increase in the frequency of therapeutic failures. Specific NIH and NCI guidelines and policies for reporting Adverse Drug Experience, as well as common toxicity criteria, have been developed. These guidelines and policies appear in the "Investigator's Handbook: A Manual for Participants in Clinical Trials of Investigational Agents Sponsored by the Division of Cancer Treatment, and Diagnosis, National Cancer Institute."


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"Affiliates" means any corporation or other business entity controlled by, controlling, or under common control with Collaborator (see "Collaborator"). For this purpose, "control" means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock, or at least fifty (50) percent interest in the income of such corporation or other business.

"Agent" means 3-Aminopyridine-2-Carboxaldehyde Thiosemicarbazone (3-AP, Triapine'r'), an investigational agent of Vion Pharmaceuticals, Inc.

"Amendment" means any formal change to this Agreement that is made after its effectiveness in accordance with Article 23 of this Agreement.

"Annual Report" means a brief report of the progress of an IND-associated investigation which the IND sponsor is required to submit to the FDA within 60 days of the anniversary date that the IND went into effect (pursuant to 21 CFR 312.33). NCI shall provide Collaborator a copy of the Annual Report simultaneously with the submission of the Annual Report to the FDA. Collaborator will then have thirty (30) days to review the Annual Report and to provide comments.

"BLA" means a Biologics License Application. The BLA is a formal process by which the FDA approves a biologic for commercial distribution.

"Biological Product" means any virus, therapeutic serum, toxin, antitoxin, or analogous product applicable to the prevention, treatment or cure of diseases or injuries of man, as further defined at 21 CFR 600.3(h).

"Clinical Brochure" means a document containing all the relevant information about the drug, including preclinical pharmacology, preclinical toxicology, and detailed pharmaceutical data. Also included, if available, is a summary of current knowledge about pharmacology and mechanism of action and a full description of the clinical toxicities.

"Clinical Data and Results" means all information, data, and results developed or obtained in connection with clinical trials conducted within the scope of this Agreement whether by intramural research scientists or extramural grantee or contract investigators.

"Clinical Trials Monitoring Service" or "CTMS" means a non-governmental organization contracted by CTEP to receive, review, and perform data management tasks on individual patient case report forms for Phase 1 and selected Phase 2 NCI investigational drug studies. On-site audits are performed by the CTMS to assess data validity, protocol compliance, and adherence to regulatory requirements.

"Clinical Trials Monitoring Service Contract" or "CTMS Contract" means the contract which defines the obligations and the services that the non-governmental organization CTMS (as defined supra) has agreed to provide to DCTD. This organization is chosen by DCTD through a


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competitive acquisition process in accordance with the Federal Acquisition
Regulations and all applicable DHHS, NIH and NCI policies and procedures.

"Collaborator" means Vion Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having a place of business at Four Science Park, New Haven, Connecticut 06511, and its Affiliates.

"Contract" means a Funding Agreement that is a research and development contract that provides that the contractor perform for the benefit of the Government, with an expectation of completion of the stated research goals and the delivery of a report, data, materials or other product. Generally, Government contracts are administered under the Federal Acquisition Regulations (FAR), codified at Title 48 Code of Federal Regulations, Chapter 1.

"Cooperative Agreement" means a Funding Agreement that is a grant, whereby the funding Federal agency intends to be substantially involved in carrying out the research program. Cooperative Agreements may be used where the Federal agency intends for its scientists to directly collaborate with the researchers of the funded institution on a joint research project. The Federal agency may then pay for the research of both its employees and those of the funded institution (see 45 CFR Part 74).

"Cooperative Group" means the cancer cooperative group composed of investigators who join together to develop and implement common protocols, which have been approved by the Steering Committee (see "Steering Committee"), and mutually agreed to by DCTD and Collaborator. The distinguishing characteristic of cooperative groups is the central operations and statistical offices which support the administrative requirements of the research and perform central data collection and analysis. Protocol compliance of cooperative groups is verified by each group through its own quality assurance program and through site visit auditing coordinated by CTMS. The Cancer Therapy Evaluation Program of the DCTD has established guidelines, "The NCI-Cooperative Group-Industry Relationship Guidelines", to explain the policies and procedures of the NCI with respect to the Clinical Trials Cooperative Groups and Industry. Some of these policies reflect DHHS's requirements for Federally funded clinical research while others are the result of a consensus among NCI staff and qualified extramural clinical investigators.

"CTA" means Clinical Trials Agreement.

"CTEP" means the Cancer Therapy Evaluation Program, DCTD, NCI.

"CTMS Monitored Studies" means Phase 1 and selected Phase 2 studies that are monitored by CTMS under the CTMS Contract for the purpose of assuring patient safety and prompt toxicity reporting. Data are submitted to CTMS on a biweekly basis. On-site data audits are performed thrice yearly. Data are reviewed by NCI staff on a monthly basis.

"DCTD" means the Division of Cancer Treatment and Diagnosis, NCI.


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"DHHS" means the Department of Health and Human Services.

"Drug Master Files" or "DMFs" means reference files submitted to FDA that are used in the review of investigational and marketing applications for human agents. Drug Master Files allow another party to reference this material without disclosing to that party the contents of the file.

"Extramural Principal Investigator" means a Principal Investigator, who is a not a government employee, whose clinical trials are funded by NCI under a Grant, Contract or Cooperative Agreement.

"FAR" means Federal Acquisition Regulations.

"FDA" means the Food and Drug Administration, DHHS.

"Funding Agreement" means a Contract, Grant, or Cooperative Agreement entered into between a Federal agency and another party for the performance of experimental, developmental, or research work funded in whole or in part by the Federal Government.

"Government" means the U.S. Government and any of its agencies.

"Grant" means a Funding Agreement that is an award of financial assistance which may be provided for support of basic research in a specific field of interest to the funding Federal agency (See 45 CFR Part 74, for grants from the U.S. Public Health Service.) While no specific product is anticipated, the funding agency may review the progress and direction of the funded research.

"Group C Drugs" means those drugs supported by evidence of reproducible relative efficacy in patients with a specific tumor type, which alter the pattern of care of the disease, and which are safely administered by properly trained physicians without requiring specialized supportive care facilities as judged by available abstracts, papers, and reports in the IND.

"HSAR" or "Health Services Acquisition Regulations" means the acquisition regulations which, in addition to the FAR, govern the Department of Health and Human Services contracts which are codified at Title 48 Code of Federal Regulations, Chapter 3.

"Human Subjects" means individuals whose physiologic or behavioral characteristics and responses are the objects of study in a research project. Under the Federal regulations for the protection of human subjects, human subjects are defined as living individuals about whom an investigator conducting research obtains: (1) data through intervention or interaction with the individual; or (2) identifiable private information (45 CFR 46.102(f)).

"Identifiable Private Information" means patient-identifying data from medical records or attached to patient specimens, to be obtained prospectively or from stored medical records or specimens, that can be linked to individual human subjects, either directly or indirectly through codes.


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"IND" means an Investigational New Drug Application. The IND is the legal mechanism under which experimental drug research is performed in the United States. An IND is submitted to the Food and Drug Administration in order to conduct experimental clinical trials. The FDA regulations require continual updates to the IND including, but not limited to, Annual Reports, adverse drug experience reports, new protocols, protocol amendments and pharmaceutical data.

"Investigator" means any physician who assumes full responsibility for the treatment and evaluation of patients on research protocols as well as the integrity of the research data.

"Letter of Intent" or "LOI" means an investigator's declaration of interest in conducting a Phase 1, Phase 2 or Phase 3 trial with a specific investigational agent in a particular disease. Approval of the LOI by CTEP commits an investigator to submit a protocol within a specified time frame.

"Multi-Party Data" means clinical data which is collected from clinical studies sponsored by NCI for combinations of proprietary investigational agents supplied by more than one Collaborator.

"NCI" means the National Cancer Institute, NIH, DHHS.

"NDA" means a New Drug Application. The NDA is the formal process by which the FDA approves a drug for commercial distribution.

"NIH" means the National Institutes of Health, PHS, DHHS.

"Parties" means Collaborator and NCI.

"PHS" means the Public Health Service, DHHS.

"PRC" means the CTEP Protocol Review Committee which reviews all studies involving NCI investigational agents and/or activities supported by NCI.

"Principal Investigator" means a physician who has organizational and fiscal responsibility for the use of Federal funds to conduct a plan of research which frequently includes several clinical trials, e.g., Contract Principal Investigator or Grant Principal Investigator.

"Project Officer" means the individual whose responsibilities include oversight of the activities of a government contract.

"Proprietary Data" means confidential scientific, business or financial data, provided that such data:

are not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

have not been made available by its owners to others without a confidentiality obligation;


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are not already known by or available to the receiving Party without a confidentiality obligation;

do not relate to potential hazards or warnings associated with the production, handling or use of the subject matter of this Agreement; and

If any one or more of the above provisions of this definition are not met, the relevant information shall no longer be considered proprietary.

"Raw Data" means the primary quantitative and empirical data first collected by the intramural and extramural investigators from experiments and clinical trials conducted under the scope of this Agreement.

"Regulatory Affairs Branch" means the Regulatory Affairs Branch, CTEP, DCTD,
NCI.

"Sponsor" means an organization or individual who assumes legal responsibility for overseeing clinical trials with investigational drugs.

"Steering Committee" means a team, whose members will include the principal NCI and Collaborator scientists responsible for the cooperative development of Agent, which will coordinate the clinical development of Agent under this Agreement. Such development will be a collaborative undertaking by Collaborator and NCI. Details of this development will be formulated or discussed in Steering Committee meeting(s) before implementation of large-scale or resource intensive studies. The clinical development plans formulated by the Steering Committee will be implemented either intramurally at the NCI or extramurally under NCI-sponsored funding agreements.

"Summary Data" means a summary of the Raw Data which will be made available to DCTD, which summary is used by DCTD to prepare an Annual Report to the FDA.

Article 2.  Planning of Clinical Trials with Agent

The overall plan for the clinical development of Agent will be a collaborative undertaking by Collaborator and DCTD. Such a plan will be formulated or discussed in (a) meeting(s) of the Steering Committee before implementation of large-scale clinical testing. In addition to areas of mutual interest, Collaborator may independently pursue clinical studies of particular interest to Collaborator; DCTD may independently pursue clinical studies of particular interest to DCTD. Because studies independently sponsored by DCTD have implications for commitment of resources by both DCTD and Collaborator, such studies will also be the subject of joint discussion and planning between DCTD and Collaborator. There should be frequent and full interchange between Collaborator and staff members of the DCTD Cancer Therapy Evaluation Program, Developmental Therapeutics Program and Biological Resources Branch. Furthermore, whenever possible, the planning of a particular trial, particularly large-scale studies and/or trials of pivotal importance, should be a joint effort of the investigators, Collaborator, and DCTD. All studies sponsored by DCTD using


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Agent will be mutually agreeable to Collaborator and DCTD, in as much as
Collaborator will have final authority over the provision of Agent to DCTD.

Article 3. INDs

Generally the needs of both DCTD and Collaborator are best served when each sponsors an IND. It is expected, therefore, that either DCTD or Collaborator will submit an IND which may cross-reference an IND or Drug Master File held by the other. All information in IND(s) will be fully shared between DCTD and Collaborator. However, certain information pertaining to manufacturing processes may be held in confidence by Collaborator (see Article 9 below).

In the event that Canadian institutions are participating on NCI-sponsored trials, Collaborator will need to assist in the submission of the regulatory documents to the Canadian Health Products and Food Branch to allow for such participation. This may include a letter of cross reference to an existing Clinical Trials Application (CTA) or Drug Master File, including supporting documentation on the production of the product. The forms and procedures for preparing Canadian CTAs are available at http://www.hcsc.ca/hpb/drugs.

Article 4. Protocols

A. A general plan for the clinical development of Agent will be established by both parties through the Steering Committee. Based on this plan, protocol LOIs will be solicited from investigators. Each clinical research protocol received by DCTD will be forwarded to Collaborator for review and comment approximately two weeks before it is reviewed by the Protocol Review Committee (PRC) of CTEP. Comments from Collaborator received by CTEP before the PRC meeting will be discussed by the PRC, will be given due consideration, and will be incorporated into the protocol, absent good cause. Comments from either Collaborator or the CTEP staff that are agreed upon in the PRC meeting will be formatted as a consensus review, which is returned to the investigator for necessary and/or suggested changes before the protocol can be given final approval and submitted to the FDA. A copy of the final approved protocol will be forwarded to Collaborator at the same time it is submitted to the FDA. In summary, Collaborator will co-develop with DCTD a clinical plan for the overall development of Agent and receive copies of all DCTD-sponsored protocols both before review and after approval. Subject to the terms of Article 6, all protocols sponsored by DCTD using Agent must be mutually agreeable to Collaborator and DCTD, in as much as Collaborator will have final authority over the provision of its agent to DCTD.

B. For clinical protocol(s) where Agent is used in combination with another proprietary investigational agent which is the subject of another Clinical Trials Agreement or Cooperative Research and Development Agreement, the access to and use of data by Collaborator and party


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supplying other agent (hereinafter referred to as "Other Party") shall be as follows (data pertaining to such combination use shall hereinafter be referred to as "Multi-Party Data."):

i. NCI must provide all parties with written notice regarding the existence and nature of any agreements governing their collaboration with NIH, the design of proposed combination protocol(s), and the existence of any obligations which would tend to restrict NCI's participation in proposed combination protocols.

ii. Collaborator shall agree to permit use of the Multi-Party Data from these clinical trials by Other Party to the extent necessary to allow Other Party to develop, obtain regulatory approval of, or commercialize its own proprietary investigational agent, provided Other Party permits Collaborator similar, reciprocal rights to use Multi-Party Data.

iii. Any party having the right to use the Multi-Party Data from these trials must agree in writing prior to the commencement of the trials that it will use the Multi-Party Data solely for development, regulatory approval, and commercialization of its own proprietary investigational agent(s).

Article 5. Adverse Events, Annual Reports and Other IND Data

DCTD shall report all serious and/or unexpected adverse events to FDA in accordance with the reporting obligations of 21 CFR 312.32 and will, concurrently, forward all such reports to Collaborator. All other adverse event reports received by DCTD shall be reported to the FDA consistent with 21 CFR 'SS' 312.32 and 312.33. In addition, copies of the Annual Reports and other pertinent IND data (including, but not limited to, Investigator's Brochure data, formulation and preclinical data, including toxicology findings) will be provided to Collaborator as they become available.

In the event that Collaborator informs the FDA of any serious or unexpected adverse events, Collaborator must notify the NCI at the same time. NCI will then notify the investigator(s) conducting studies under NCI-sponsored protocols.

Article 6. Drug Information and Supply

Collaborator agrees to provide to DCTD, without charge, formulated and acceptably labeled clinical-grade Agent in sufficient quantity to complete the protocol(s) sponsored by DCTD, that have been mutually agreed upon by Collaborator and DCTD; it being understood that PHS shall take responsibility for and reasonable steps to maintain appropriate records and assure appropriate supply, handling, storage, distribution and usage of these materials in accordance with the terms of this Agreement, the protocol(s) and any applicable laws and regulations relating thereto. The contact person for DCTD will be Mr. Carl Huntley, Acting Chief, Pharmaceutical Management Branch (Telephone Number 301-496-5725) and the Collaborator contact will be Bonny Johnson, Senior Clinical Research Associate (Telephone Number 203-672-4537). Collaborator will provide Certificates of Analysis to DCTD for each lot of finished product provided. Collaborator further agrees to provide draft Agent labels to the Pharmaceutical


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Management Branch (PMB) for review and agree to reasonable labeling revisions to comply with DCTD label guidelines. Collaborator agrees to supply sufficient inventory to ensure adequate and timely supply of Agent for mutually agreed upon protocol(s). PMB and Collaborator will negotiate the inventory requirements and Agent shipments sufficient to meet DCTD's requirements for approved protocol(s). Furthermore, Collaborator agrees to permit DCTD to provide Agent, or unformulated analytical grade Agent or metabolites, if available, to DCTD extramural investigators for the development of analytical assays or ancillary correlative studies conducted in conjunction with protocols approved by DCTD and agreeable to Collaborator in accordance with the provisions of Articles 2 and 4. All protocols sponsored by DCTD using Agent must be mutually agreeable to Collaborator and DCTD, in as much as Collaborator will have final authority over the provision of its agent to DCTD.

Collaborator agrees to allow Agent to be distributed for mutually agreeable preclinical studies designed to enhance the basic understanding and development of the agent. These will include preclinical studies designed to support clinical trials in pediatric patients; preclinical combination studies to provide data in support of a clinical trial and other pertinent requests. All NCI intramural investigators will sign appropriate NCI Intramural MTAs. Requests from NCI extramural investigators will sign either a Collaborator MTA for the agent Agent will be considered by Collaborator and DCTD on a case by case basis. At the discretion of the Collaborator, DCTD will have extramural investigators signor the appropriate NCI MTAs for single agent preclinical studies, that acknowledge the proprietary nature of the Agent to Collaborator and include intellectual property and publication provisions consistent with those in this agreement and for clinical trials. The appropriate MTA will be discussed on a case by case basis with Collaborator and DCTD.

Article 7.  Data Rights

The data generated under this Agreement are considered the property of the party that generates the data. Generally, data generated in trials sponsored by DCTD with funding through Grants or Cooperative Agreements are considered the property of the Extramural Principal Investigator or the Cooperative Groups, respectively. Generally, the data generated in trials sponsored by DCTD with funding through Contracts are the property of DCTD. The data generated by NCI intramural principal investigators are the property of NCI. It is the intention of the NCI that except as may be required by the Freedom of Information Act or other applicable law or court order that Collaborator shall have complete and exclusive access to all the data and results generated under this Agreement that are in the possession and control of DCTD. This includes all data received from DCTD-sponsored extramural clinical trials, which are generally made available to DCTD in summary form (Summary Data), compilations of which are included in the Annual Report to FDA. All the data and results generated under this Agreement that are in the possession and control of DCTD will be made fully and exclusively available to Collaborator for its own analyses and for its application for FDA approval. If there are additional costs to the investigator for providing such data, the investigator shall be reimbursed for the reasonable additional costs by Collaborator in a manner to be negotiated by investigator and Collaborator, after discussing the data required with the CTEP contact (Dr. Sherry Ansher, Regulatory Affairs Branch,


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Telephone Number 301-496-7912). As described in the Intellectual Property Option to Collaborator and the NCI Standard Protocol Language, Clinical Data and
Results and Raw Data will be provided exclusively to the NCI, the Collaborator and the FDA, as appropriate. In accordance with the HHS Office of Human Research Protection guidelines, Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing. Collaborator will receive Identifiable Private Information only for purposes of satisfying FDA or other health authorities' reporting requirements, and for internal research purposes, directly related to obtaining regulatory approval of Agent. Collaborator is prohibited from access, review, receipt, or use of such information for other purposes.

Article 8. FDA Meetings

All meetings with FDA concerning Agent will be discussed by Collaborator and DCTD in advance and will be held on mutually agreed upon dates. Collaborator will have the option to set the agenda for such a meeting. One of the missions of DCTD is to ensure that active investigational therapies are approved and made widely available in a timely fashion. Therefore, DCTD feels it is important to participate in the development plan for Agent and in discussions with the FDA regarding the design and endpoints of the pivotal trials. In addition, DCTD expects that Collaborator will actively pursue approval of Agent by the FDA and will take the initiative in arranging meetings with the FDA.

Article 9. Proprietary Data

Any preclinical or formulation data considered proprietary by Collaborator will be treated as such by DCTD. Collaborator should state in advance what information it considers proprietary and DCTD can accept, or decline to accept, information so designated. DCTD shall treat in confidence any of Collaborator's written information about the study that is stamped "CONFIDENTIAL" for a period of three (3) years from the date of disclosure, unless Collaborator informs DCTD that the Confidential Information is still secret and confidential, and DCTD concurs, in which case the obligations hereof shall extend for a further period of two (2) years. Any proprietary information which is orally disclosed must be reduced to writing and marked "CONFIDENTIAL" within thirty (30) days of such disclosure. Such Proprietary Data shall not include information or data exempted from the definition of "Proprietary Data" under Article 1. Primary data relating to sensitive laboratory studies will, upon request by Collaborator, be returned to Collaborator by DCTD. However, summaries of all such studies will be retained in the DCTD files. It is the intention of the NCI that except as may be required by the Freedom of Information Act or other applicable law or court order that all data derived from clinical trials at a DCTD-sponsored institution will be made fully, and exclusively available for use by Collaborator in obtaining regulatory approval. The data will be made available to DCTD in summary form (Summary Data).

Article 10. Data Exchange

DCTD will supply Collaborator with all information submitted to its IND as outlined above and subject to the limitations set forth in this Agreement. DCTD will receive information from the


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Collaborator's IND including, but not limited to, Annual Reports, Clinical
Brochures, adverse drug experiences, and formulation and preclinical data, including toxicology findings.

Article 11. Monitoring

In conjunction with the DCTD Project Officer for the CTMS Contract, Collaborator can make arrangements to receive copies of data from CTMS Monitored Studies in the format it desires. CTMS will be reimbursed by Collaborator for the cost of reformatting (if any) and reproduction of the data. Copies of annual data summaries submitted to DCTD for non-CTMS Monitored Studies will be available to Collaborator upon request. More frequent monitoring of any non-CTMS Monitored Study can be arranged. Collaborator, at the time of protocol review, should indicate which protocol(s) it wishes to monitor more frequently. A section will be added to the protocol(s) to document the arrangements. Any arrangement which involves the collection of more than summarized data provided annually will be at the expense of Collaborator. For instance, Collaborator may, independently of this Agreement, enter into a separate agreement with a third party, mutually agreed upon between DCTD and Collaborator, where under Collaborator will pay for the services of data management personnel to assist the DCTD Principal Investigator with data entry and other data-related activities involved in the performance of the Study. Should DCTD conduct an audit to confirm the anti-tumor activity of a treatment regimen using Agent, Collaborator is encouraged to attend and participate in the data review. Since data will be collected under the NCI IND, should Collaborator choose to contact an investigator to collect or review data, Collaborator must first contact the Regulatory Affairs Branch, DCTD for prior approval. The Regulatory Affairs Branch will then notify the investigator(s) of Collaborator's request and encourage the investigator(s) to provide full access to the requested data. Collaborator will reimburse the investigator(s) for any and all costs associated with fulfilling Collaborator's request.

Article 12. Publications and Commercialization

The DCTD investigators maintain the full right to present and publish the data at such time and place as they see fit. Manuscripts from all clinical trials involving Agent or those to which Collaborator has specifically committed financial resources should have advisory review and comment to assure that Proprietary Data is protected prior to submission for publication. Collaborator, at the time of protocol review, should indicate for which protocol(s) it wishes to review manuscripts prior to submission. The amount of time required for the review shall not exceed thirty (30) days. The publication or other disclosure shall be delayed for up to an additional thirty (30) days upon written request by either Party to this Agreement as necessary to preserve U.S. or foreign patent or other intellectual property rights.

Abstracts presented by NCI investigators will be sent to NCI's Regulatory Affairs Branch for forwarding to Collaborator as soon as they are received, preferably prior to submission, but prior to presentation or publication for courtesy notification.


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Article 13. Use of Name

Collaborator may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of DCTD or NCI consistent with U.S. copyright laws, provided such use does not constitute an endorsement of any commercial product or service by DCTD or NCI. Collaborator shall take every step possible to ensure that references to the articles are accurate, and shall explicitly state that any such reference does not claim, infer or imply an endorsement or recommendation of the product by the Investigator or the NCI, NIH, PHS or DHHS. Collaborator shall not use the name of DCTD or NCI or any of the foregoing in any advertising, packaging, or promotional material in connection with Agent except with the written permission of DCTD or NCI or as may be required by law. Collaborator-issued press releases that reference or rely upon the work of NCI under this Agreement shall be made available to CTEP at least seven days prior to publication for review and comment. They should be sent to Dr. Sherry Ansher, Regulatory Affairs Branch (fax 301-402-1584; email anshers@ctep.nci.nih.gov).

Article 14. Patents

Generally, the rights of ownership of inventions, discovered or made solely in connection with work covered by this Agreement, are retained by the organization that is the employer of the inventor. Both Collaborator and DCTD recognize that these rights will be determined under patent law. However, pursuant to 35 U.S.C. 201(c) and 35 U.S.C. 202(c)(4), when an individual who is not a Government employee, but who is under a Government Funding Agreement, is the sole inventor, the U.S. Government retains a nonexclusive, irrevocable, paid-up license to practice the invention or to have the invention practiced throughout the world by or on behalf of the U.S. Government. DCTD will notify Collaborator upon filing a patent application on any invention NCI employees make while using the Agent furnished to DCTD under this Agreement. Such notification of an invention report or patent application filing shall not constitute a grant to Collaborator of an option to a license in advance, nor shall it guarantee the exclusivity of any license which may subsequently be negotiated. DCTD will seriously consider Collaborator's request for a nonexclusive, partially exclusive or exclusive royalty-bearing license to make, use and/or sell products embodying the invention as claimed in the filed patent application, subject to the terms of 35 U.S.C. 207, 208, and 209, under 37 CFR Part 404 to any invention made by DCTD investigators during this study when a U.S. Government employee is the sole inventor. NCI will cooperate with Collaborator by ensuring that all investigators conducting clinical trials with Agent have the Intellectual Property Option to Collaborator on file with their institutions.

Collaborator warrants, to the best of its knowledge, that DCTD's use of Agent in this Clinical Trials Agreement and Collaborator's commercialization of Agent does not infringe any U.S. Letters Patent (except U.S. Letters Patent issued upon an application which is now or may hereafter be kept secret or otherwise withheld from issue).

The Collaborator shall promptly report to DCTD each notice or claim of patent or copyright infringement based on the performance of this CTA of which the Collaborator has knowledge.


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Article 15. Travel and Other Interactions

In order to foster development of Agent, the participation of DCTD staff will likely be required at selected scientific or development meetings. As part of this Agreement, it is agreed that Collaborator will provide for the transportation and associated costs for attendance of DCTD staff in such activities. Selection of participating DCTD staff must be based on choices mutually acceptable to both Collaborator and DCTD. Both Collaborator and DCTD must agree that the activities would be appropriate under this Agreement, and acceptance of Collaborator's support of DCTD's participation in the activities will be contingent upon appropriate DCTD approval. Other interactions which materially assist the development of potentially important new therapies will also be possible. Again, mutual agreement and appropriate DCTD approval will be necessary, according to the terms of this Agreement. However, notwithstanding anything to the contrary, this Agreement does not represent a Cooperative Research and Development Agreement (CRADA, under the Federal Technology Transfer Act, 15 U.S.C. 3701 et seq.) Travel costs are limited by the Federal Travel Rules and Regulations for all government staff whether paid for by government funds or private Collaborators.

Article 16. Liability

No indemnification for any loss, claim, damage, or liability is intended or provided by either Party under this Agreement. Each Party shall be liable for any loss, claim, damage, or liability that said Party incurs as a result of said Party's activities under this Agreement, except that DCTD, as an agency of the United States, assumes liability only to the extent as provided under the Federal Tort Claims Act (28 U.S.C. Chapter 171 Sections 2671-2680).

Article 17. Governing Law

This Agreement shall be governed by and construed in accordance with Federal law as construed by the Federal Courts of the District of Columbia.

Article 18. Severability

The terms of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining item and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

Article 19. Survivability

The provisions of this Agreement as they relate to confidentiality and drug supply shall survive the expiration or earlier termination of this Agreement.


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Article 20. Compliance with DHHS Regulations

DCTD and Collaborator agree to comply with all Department of Health and Human Services regulations relating to Human Subject use, and all Public Health Service policies relating to the use and care of laboratory animals.

Article 21. Termination

A. This Agreement expires on the earlier to occur of the completion of the research or three (3) years from the date of execution of this Agreement. Said expiration date may be changed by mutual agreement and written amendment of this Agreement.

B. This Agreement may be terminated at any time by the mutual written consent of the Parties.

C. Either Party may unilaterally terminate the Agreement at any time by giving written notice to the other Party at least sixty (60) days prior to the desired termination date.

D. On expiration or earlier termination of this Agreement, Collaborator will supply enough Agent to complete the clinical studies as are then ongoing or approved, pursuant to the provisions of Article 6.

E. If Collaborator unilaterally terminates this Agreement, but DCTD elects to continue its development of Agent, and if Collaborator elects to sublicense Agent to a third party, the third party will be mutually agreeable to the NCI and will agree to enter into a collaborative clinical development agreement (Clinical Trials Agreement or Cooperative Research and Development Agreement) to ensure the continued development of Agent. Finally, the IND, the Raw Data, and Clinical Data and Results generated by the clinical trials are being provided under this Agreement exclusively to Collaborator for use in Agent's anticipated commercialization and, therefore, shall not be shared or transferable to any third party without the written permission of the NCI.

Article 22. Clinical Trial Agreement Amendments

Upon mutual agreement of both parties, this Agreement may be amended as necessary to ensure the Agreement accurately reflects the terms and scope of the collaborative research project. The Amendment shall be in writing signed by both the authorized representative of Collaborator and the Director of the DCTD.


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SIGNATURES

This Agreement, and any Amendments hereto, provides the basis for mutually satisfactory co-development of Agent as an anti-cancer agent.

By executing this Agreement, each of the undersigned represents and confirms that he or she is fully authorized to bind the identified entity to its terms. Each of the undersigned expressly certifies or affirms that the contents of any statement made or reflected in this document are truthful and accurate.

AGREED TO AND ACCEPTED BY:

For the National Cancer Institute:

/s/ Ellen Feigel                                              1/6/2003
------------------------------                         ---------------------
  Ellen Feigel, M.D.                                          Date
  Acting Director, Division of Cancer Treatment and Diagnosis

Address correspondence related to this Agreement to:

Sally Hausman
Senior Specialist, Research & Development Agreements
Regulatory Affairs Branch
Cancer Therapy Evaluation Program, DCTD
National Cancer Institute, NIH
6130 Executive Boulevard, Suite 7111
Rockville, MD  20852
Telephone:    301-496-7912
Fax:          301-402-1584

For the Collaborator:

/s/ Mario Sznol, M.D.                                         1/9/2003
------------------------------                         ---------------------
  Mario Sznol, M.D.                                           Date
  Vice President, Clinical Affairs

Address correspondence related to this Agreement to:

Jason DeGoes
Associate Director, Project Management
Vion Pharmaceuticals, Inc.
Four Science Park
New Haven, Connecticut 06511
Telephone:    203-498-4210, ext. 552
Fax:          203-498-4211


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